EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT:	EDWARD F. CRAWFORD
PARK-OHIO HOLDINGS CORP.
(440) 947-2000
ParkOhio Announces Third Quarter Results
     CLEVELAND, OHIO, November 8, 2010 — Park-Ohio Holdings Corp. (NASDAQ:PKOH) today announced results for its third quarter ended September 30, 2010.
THIRD QUARTER RESULTS
     Net sales were $203.0 million for third quarter 2010, an increase of 20% from net sales of $168.6 million for third quarter 2009. Net income for the third quarter of 2010 was $6.2 million, or $.52 per share dilutive compared to a net loss of $3.2 million, or $(.29) per share dilutive, for third quarter 2009. Included in the 2010 results were gains of $2.2 million representing the excess of the aggregate fair value of purchased net assets over the purchase price for the Assembly Component System (“ACS”) business unit acquisition that was completed during the quarter and a $3.5 million asset impairment charge related to the write down of an investment. Included in the 2009 results were a gain on the purchase of Park-Ohio Industries, Inc. 8.375% senior subordinated notes due 2014 of $2.0 million and a charge to reserve for an account receivable from a customer in bankruptcy of $2.1 million.
NINE MONTHS RESULTS
     Net sales were $593.0 million for the first nine months of 2010, an increase of 16% from net sales of $513.3 million for the same period of 2009. Net income was $11.7 million, or $.99 per share dilutive, versus net loss of $5.4 million, or $(.50) per share dilutive, in the same period of 2009. Included in the 2010 results were gains of $2.2 million representing the excess of the aggregate fair value of purchased net assets over the purchase price for the ACS business unit acquisition and a $3.5 million asset impairment charge related to the write down of an investment. Included in the 2009 results were a gain on the purchase of Park-Ohio Industries, Inc. 8.375% senior subordinated notes due 2014 of $5.1 million and a charge to reserve for an account receivable from a customer in bankruptcy of $4.2 million.
     Edward F. Crawford, Chairman and Chief Executive Officer, stated, “The last 90 days at ParkOhio have been very active in new order bookings. The Supply Technologies acquisition of ACS will add in excess of $50 million in additional synergistic revenue in 2011.
     The new order activity in our Manufactured Products segment for global new equipment has increased by approximately 50% year-to date and after market activity continues to rebound.
     Lastly, General Aluminum has been awarded two major blocks of business. One with ZF Lenksysteme to produce and machine aluminum racks for their electronic steering systems and the other with Chrysler for a new platform of knuckles and control arms. This business will commence in 2012 and total revenues are expected to exceed $40 million per year."
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     A conference call reviewing ParkOhio’s third quarter results will be broadcast live over the Internet on Tuesday, November 9, commencing at 10:00 am Eastern Time. Simply log on to http://www.pkoh.com.
     ParkOhio is a leading provider of supply management services and a manufacturer of highly engineered products. Headquartered in Cleveland, Ohio, the Company operates 29 manufacturing sites and 52 supply chain logistics facilities.
     This news release contains forward-looking statements, including statements regarding future performance of the Company that are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected.
     Among the key factors that could cause actual results to differ materially from expectations are: the cyclical nature of the vehicular industry; timing of cost reductions; labor availability and stability; changes in economic and industry conditions; adverse impacts to the Company, its suppliers and customers from acts of terrorism or hostilities; the financial condition of the Company’s customers and suppliers, including the impact of any bankruptcies; the Company’s ability to successfully integrate the operations of acquired companies; the uncertainties of environmental, litigation or corporate contingencies; and changes in regulatory requirements. These and other risks and assumptions are described in the Company’s reports that are available from the United States Securities and Exchange Commission. The Company assumes no obligation to update the information in this release.
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CONSOLIDATED CONDENSED STATEMENTS OF INCOME (UNAUDITED)
PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES
(In Thousands, Except per Share Data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Net sales	$202,986	$168,597	$592,990	$513,252
Cost of products sold	168,006	145,938	495,374	437,402

Gross profit	34,980	22,659	97,616	75,850
Selling, general and administrative expenses	22,150	21,701	65,455	66,537

Operating income	12,830	958	32,161	9,313
Asset impairment charge	3,539	0	3,539	0
Gain on purchase of 8.375% senior subordinated notes	0	(2,011)	0	(5,107)
Gain on acquisition of business	(2,210)	0	(2,210)	0
Interest expense	6,469	5,897	18,072	17,996

Income (loss) before income taxes	5,032	(2,928)	12,760	(3,576)
Income taxes	(1,152)	296	1,095	1,838

Net income (loss)	$6,184	($3,224)	$11,665	($5,414)

Amounts per common share:
Basic	$0.54	($0.29)	$1.03	($0.50)
Diluted	$0.52	($0.29)	$0.99	($0.50)

Common shares used in the computation:
Basic	11,386	11,011	11,282	10,931
Diluted	11,824	11,011	11,773	10,931

Other financial data:
EBITDA, as defined	$20,482	$10,459	$49,309	$35,742

Note A—EBITDA, as defined, reflects earnings before interest, income taxes, and excludes depreciation, amortization, certain non-cash charges and corporate-level expenses as defined in the Company’s Revolving Credit Agreement. EBITDA is not a measure of performance under generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as a substitute for net income, cash flows from operating, investing and financing activities and other income or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity. The Company presents EBITDA because management believes that EBITDA is useful to investors as an indication of the Company’s satisfaction of its Debt Service Ratio covenant in its revolving credit agreement and because EBITDA is a measure used under the Company’s revolving credit facility to determine whether the Company may incur additional debt under such facility. EBITDA as defined herein may not be comparable to other similarly titled measures of other companies.
The following table reconciles net income to EBITDA, as defined:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Net income (loss)	$6,184	($3,224)	$11,665	($5,414)
Add back:
Income taxes	(1,152)	296	1,095	1,838
Deferred tax impact netted in acquisition gain	1,354	0	1,354	0
Interest expense	6,469	5,897	18,072	17,996
Depreciation and amortization	3,666	4,426	12,099	14,015
Asset impairment charge	3,539	0	3,539	0
Reserve for customer in bankruptcy	0	2,139	0	4,154
Miscellaneous	422	925	1,485	3,153

EBITDA, as defined	$20,482	$10,459	$49,309	$35,742

Note B—In the first nine months of 2009, the Company recorded a gain of $5.1million on the purchase of $6.125 million principal amount of Park-Ohio Industries, Inc. 8.375% senior subordinated notes due 2014, of which $2.0 million was recorded in the third quarter.
Note C—In the first nine months of 2009 the Company recorded a charge of $4.2 million to reserve for an account receivable from a customer in bankruptcy.
Note D—In the third quarter of 2010 the Company recorded a bargain purchase gain of $2.2 million from the acquisition of certain assets and assumption of specific liabilities of Assembly Component Systems Inc. representing the excess of the aggregate fair value of purchased net assets over the purchase price and a $3.5 million asset impairment charge relating to the write down of an investment.

CONSOLIDATED CONDENSED BALANCE SHEETS
PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES

	September 30,	December 31,
	2010	2009
	(Unaudited)	(Audited)
	(In Thousands)
ASSETS

Current Assets
Cash and cash equivalents	$35,749	$23,098
Accounts receivable, net	137,024	104,643
Inventories	193,021	182,116
Deferred tax assets	8,104	8,104
Unbilled contract revenue	10,209	19,411
Other current assets	8,332	12,700

Total Current Assets	392,439	350,072
Property, Plant and Equipment	255,866	245,240
Less accumulated depreciation	184,013	168,609

Total Property Plant and Equipment	71,853	76,631

Other Assets
Goodwill	8,586	4,155
Other	75,071	71,410

Total Other Assets	83,657	75,565

Total Assets	$547,949	$502,268

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities
Trade accounts payable	$97,476	$75,083
Accrued expenses	61,865	39,150
Current portion of long-term debt	12,115	10,894
Current portion of other postretirement benefits	2,197	2,197

Total Current Liabilities	173,653	127,324

Long-Term Liabilities, less current portion
8.375% Senior Subordinated Notes due 2014	183,835	183,835
Revolving credit and term debt maturing on April 30, 2014	121,000	134,600
Other long-term debt	5,407	4,668
Deferred tax liability	7,200	7,200
Other postretirement benefits and other long-term liabilities	21,993	21,831

Total Long-Term Liabilities	339,435	352,134

Shareholders’ Equity	34,861	22,810

Total Liabilities and Shareholders’ Equity	$547,949	$502,268

BUSINESS SEGMENT INFORMATION (UNAUDITED)
PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES
(In Thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
NET SALES

Supply Technologies	$103,885	$82,464	$295,308	$242,879
Aluminum Products	35,554	31,663	109,714	75,656
Manufactured Products	63,547	54,470	187,968	194,717

	$202,986	$168,597	$592,990	$513,252

INCOME (LOSS) BEFORE INCOME TAXES

Supply Technologies	$6,428	$2,078	$16,223	$5,509
Aluminum Products	1,913	(1,337)	6,148	(6,793)
Manufactured Products	8,258	3,413	20,787	20,498

	16,599	4,154	43,158	19,214
Corporate expenses	(3,769)	(3,196)	(10,997)	(9,901)
Gain on purchase of 8.375% senior subordinated notes	0	2,011	0	5,107
Gain on acquisition of business	2,210	0	2,210	0
Asset impairment charge	(3,539)	0	(3,539)	0
Interest Expense	(6,469)	(5,897)	(18,072)	(17,996)

	$5,032	($2,928)	$12,760	($3,576)